Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar to Add $2.3 billion of Managed Assets through Acquisition of Investment Manager

NewStar has agreed to acquire Boston-based FOC Partners, a credit-oriented investment manager with $2.3 billion of assets under management

•	Signed definitive agreement to acquire Feingold O’Keeffe Capital, LLC (FOC Partners)

•	Established in 2001, FOC Partners is a private alternative asset management firm specializing in credit-oriented investment strategies focused on bank loans, high yield bonds and distressed debt

•	Adds $2.3 billion to assets under management, increasing total pro forma AUM to approximately $6.4 billion

•	Builds on existing asset management capabilities, adding an established, diversified investment platform with fee-based accounts managed across a range of CLO, hedge fund, separate account and retail fund products

•	Co-founders, Andrea Feingold and Ian O’Keeffe, to lead FOC investment team

•	Expected to be accretive to earnings per share in 2016

BOSTON, Sept. 16, 2015 — NewStar Financial Inc. (Nasdaq: NEWS) announced today that it has agreed to acquire Feingold O’Keeffe Capital, LLC d/b/a FOC Partners (“FOC”), a private alternative asset management firm based in Boston, Massachusetts. The acquisition will add approximately $2.3 billion to NewStar’s assets under management, increasing total pro forma AUM to approximately $6.4 billion. The transaction is expected to close in the fourth quarter, subject to customary closing conditions, and be accretive to earnings per share in Q1 2016.

FOC Partners was established in 2001 by Co-founders Andrea Feingold, former Co-Head of PIMCO’s High Yield Group, and Ian O’Keeffe, former PIMCO Head of High Yield Trading. The Co-founders launched the firm in 2001 to offer investors differentiated investment strategies intended to produce strong, non-correlated investment returns in a variety of markets with a focus on credit risk assets including senior loans, high yield bonds and stressed/distressed debt. The firm is a registered investment adviser and currently manages six CLOs backed by broadly syndicated loans, as well as, various separate accounts and retail funds employing long-only strategies focused on the leveraged finance markets. FOC also manages two hedge fund strategies.

Since forming a strategic relationship with Blackstone’s GSO Capital in the fourth quarter of last year, NewStar has focused on expanding its asset management platform by launching new managed funds and increasing its investment activity. This transaction is the Company’s first acquisition of an investment manager and represents another important step in that strategy. FOC’s investment platform and capabilities are highly complementary to the company’s existing middle market direct lending strategies, which are offered through three credit funds with approximately $1 billion of managed assets. As a result, the acquisition is expected to be highly synergistic, adding significant breadth to NewStar’s investment platform with liquid loan, long/short, and stressed/distressed debt strategies managed across a range of CLO, hedge fund, separate account and retail fund products.

NewStar will retain FOC’s investment team and support staff to manage existing accounts and intends to expand the platform through organic growth in existing accounts and new fund formation with CLO risk retention solutions provided, or arranged, by NewStar. The platform will be co-led by Andrea Feingold and Ian O’Keeffe. The transaction is expected to add significantly to the Company’s fee revenue in 2016 and will help serve as a further catalyst to the growth of NewStar asset management activities. FOC will operate as NewStar Capital, a wholly-owned subsidiary of NewStar Financial, and will continue to be based in Boston.

“This acquisition is consistent with our strategy to expand our asset management activities in ways that add to our value proposition for institutional investors and leverage our core strengths in direct lending, securitization and credit management. This transaction also provides an attractive way to diversify our business mix, adding significantly to fee revenue and accelerating improvement in equity returns,” said NewStar’s Chairman and Chief Executive Officer Tim Conway. “FOC has a great investment team with an outstanding track record that will help us position our asset management platform for continued growth. We are excited to add Andrea and Ian to our management team”

“The transaction is expected to be accretive to earnings in 2016, adding predictable fee revenue derived from long-term CLO management contracts” added John Bray, NewStar’s Chief Financial Officer. “We were able to complete thorough due diligence and the terms of the transaction worked well for all parties. We expect the business to contribute meaningfully to EPS in 2016 and be accretive to our equity returns.”

“We are enthusiastic about the opportunity to join NewStar and build on the combined platform with their strong sponsorship,” said Andrea Feingold, co-founder of FOC Partners. “As part of NewStar, we see an exciting opportunity to offer differentiated investment strategies that leverage the company’s proprietary deal flow in addition to growing AUM across the core platform, particularly in liquid loan strategies offered through our CLO products.”

K&L Gates LLP served as legal counsel to NewStar. GreensLedge Capital Markets LLC advised FOC Partners and Seward & Kissel LLP served as legal counsel to the firm.

About NewStar Financial, Inc.:

NewStar Financial, Inc. (Nasdaq: NEWS) is an internally-managed commercial finance company with specialized direct lending platforms that provide flexible debt financing options to companies and private equity firms in the middle market with proceeds typically used to fund acquisitions, working capital, growth strategies, and recapitalizations, as well as, equipment purchases. The company originates credit investments directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. It also offers investment opportunities for qualified institutions to invest in managed credit funds that co-invest in middle market loans that it originates. NewStar is headquartered in Boston MA and has regional offices in Atlanta GA, Darien CT, Chicago IL, Dallas TX, Los Angeles CA, San Francisco CA and Portland OR.

Forward-Looking Statements:

This press release contains forward-looking statements. These forward-looking statements involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to, the likelihood that the transaction is consummated on a timely basis or at all, including whether the conditions required to complete the transaction will be met, realization of the expected benefits of the transaction, and NewStar’s expected return and planned growth for the asset management business following the closing of the transaction. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to future events that could affect FOC’s investment performance and level of fee-paying assets under management. Additional information about the economic, competitive, regulatory and other factors that may affect NewStar’s operations is set forth in Item 1A, “Risk Factors” in its Annual Report on form 10-K for the year ended December 31, 2014.

Contact:

NewStar Financial, Inc.

Robert K. Brown

617.848.2558

rbrown@newstarfin.com